EXHIBIT 2.2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made effective as of:

BETWEEN

Chen Qiang (the “Seller”)

AND

Bo Shaorong (the ”Buyer”)

RECITALS

A. Seller holds ordinary shares in Yinfu Gold Corp.(the”Company”), a listed company of the U.S. (ticker: ELRE).

B. Buyer desires to purchase and Seller is willing to sell a portion of the above shares on the terms and conditions set forth in this Agreement.

NOW,THEREFORE, for valuable consideration, Seller and Buyer agree as follows:

www.uselre.com

AGREEMENT

1. Seller agrees to sell and Buyer agrees to purchase in cash 50,000,000 shares of the Company Seller holds (the ”Shares”) at 0.002 US dollars per share for total consideration of US100,000.00 dolar.

2. Buyer shall pay the total consideration all at once to Seller within two (2) business days after the date of this Agreement. And Seller shall start the Shares transfer procedure for Buyer within sixty (15) business days after the date of this Agreement.

3. Seller guarantees that it has all rights to dispose the Shares which are free from any pledge, seizure or third-party recourse.

4. Buyer purchases the Shares for investment purposes and makes the informed decision of its free will to purchase the Shares based on its own finance knowledge and investment experience,as wellas sufficient information of the Company and its operation.

5. Lock-up period: The additional shares subscribed by the Subscriber shall not be made public transfer in the related securities market within 1 years from the day the Vendor issues the stock certificates(the lock-up period is 1 years).

6. Buyer has the right to transfer the restricted Shares (for non-electronic-board transactions) it holds within the sales restriction period in a written notice to the Company in advance. The new Buyer shall accept and comply with provisions relating to sales restriction in this Agreement.

7. This Agreement is written in English while the Chinese translation is only for reference. The English version shall prevail to the extent of any inconsistency between the two versions.

8. This Agreement is executed in two counterparts: the Seller and the Buyer each hold one copy. Each copy shall be deemed an original and have equal authenticity.

www.uselre.com

9. This Agreement is executed in Hong Kong and shall be interpreted in accordance with the laws of the United States of America or Hong Kong.

Attachment 1: The passport or Identification Card copies of the Buyer and the transaction record for those shares purchase.

IN WITNESS WHEREOF, Seller and Buyer do hereby execute this Agreement as of the date first written above.

Seller: Chen Qiang		Buyer: Bo Shaorong

Signature:		Signature:

Date:	2023-03-02	Date:	2023-03-02